Exhibit 8.4

[Letterhead of Jones Day]

May 9, 2014

TEL-Applied Holdings B.V.

Kerkenbos 1015, Unit C, 6546 BB

Nijmegen, The Netherlands

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of TEL-Applied Holdings B.V., a besloten venootschap organized under the laws of The Netherlands (“Holdco”), which includes the prospectus for Holdco ordinary shares to be delivered to the shareholders of Tokyo Electron Limited, a Japanese corporation (kabushiki kaisha) (“TEL”), pursuant to the proposed business combination of TEL and Applied Materials, Inc., a Delaware corporation, (the “Prospectus”).

We have participated in the preparation of the discussion set forth in the subsection of the Prospectus under the caption, “Material Tax Consequences of the Business Combination—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the TEL Share Exchange to Holders of TEL Common Stock.” Subject to the limitations, assumptions, and qualifications set forth therein and in the subsection captioned, “Material Tax Consequences of the Business Combination—Material U.S. Federal Income Tax Considerations—General Matters Relating to the U.S. Federal Income Tax Discussion,” such discussion is our opinion as to the material U.S. federal income tax consequences of the TEL Share Exchange to holders of TEL common stock.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jones Day